NTI SUB-ADVISORY AGREEMENT
     Sub-Advisory Agreement (this “Agreement”) entered into as of the 16th day of November, 2007, by and between FocusShares LLC, an LLC organized under the laws of the State of Delaware (the “Adviser”), and Northern Trust Investments, N.A., a registered investment advisor organized under the laws of the State of Illinois (the “Sub-Adviser”).
     WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated August 6th_, 2007 (the “Advisory Agreement”) with FocusShares Trust (the “Trust”), relating to the provision of portfolio management services to the FocusShares ISE HomeBuilders Fund, FocusShares ISE SINdex Fund, FocusShares ISE/CCM Homeland Security Fund, FocusShares ISE/Revere Wal-Mart Supplier Fund (the “Funds”);
     WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-advisers;
     WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Agreement, and the Sub-Adviser is willing to provide such services.
     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.	Appointment and Acceptance of Appointment. The Adviser hereby appoints the Sub-Adviser to act as an investment adviser to the Fund for the periods and on the terms herein set forth. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Sub-Advisory Services.
(a)	The Sub-Adviser shall, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of such portion of the assets of the Fund, as the Adviser may from time to time allocate to the Sub-Adviser for management (the “Sub-Advised Assets”). The Sub-Adviser shall manage the Sub-Advised Assets in conformity with (i) the investment objective, policies and restrictions of the Fund set forth in the Trust’s prospectus and statement of additional information relating to the Fund, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Trust’s Chief Compliance Officer, or by the Trust’s Board of Trustees (“Board”) that have been furnished in writing to the Sub-Adviser, (ii) the written instructions and directions received from the Adviser and the Trust as delivered; and (iii) the requirements of the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (“Advisers Act”), and all other federal and state laws applicable to registered investment companies and the Sub-Adviser’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies.”

For purposes of compliance with the Policies, the Sub-Adviser shall be entitled to treat the Sub-Advised Assets as though the Sub-Advised Assets constituted the entire Fund, and the Sub-Adviser shall not be responsible in any way for the compliance of any assets of the Fund, other than the Sub-Advised Assets, with the Policies. Subject to the foregoing, the Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any stocks, bonds and other securities and investment instruments on behalf of the Fund, without regard to the length of time the securities have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Sub-Advised Assets may be invested in such proportions of stocks, bonds, other securities or investment instruments, or cash, as the Sub-Adviser shall determine. Notwithstanding the foregoing provisions of this Section 2(a), however, (i) the Sub-Adviser shall, upon and in accordance with written instructions from the Adviser, effect such portfolio transactions for the Sub-Advised Assets as the Adviser shall determine are necessary in order for the Fund to comply with the Policies, and (ii) upon notice to the Sub-Adviser, the Adviser may effect in-kind redemptions with shareholders of the Fund with securities included within the Sub-Advised Assets.
(b)	Absent instructions from the Adviser or the officers of the Trust to the contrary, the Sub-Adviser shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer or other person who deals in the securities in which the Fund is trading. With respect to common and preferred stocks, in executing portfolio transactions and selecting brokers or dealers, the Sub-Adviser shall use its best judgment to obtain the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other account over which the Sub-Adviser and/or an affiliate of the Sub-Adviser exercises investment discretion. With respect to securities other than common and preferred stocks, in placing orders with brokers, dealers or other persons, the Sub-Adviser shall attempt to obtain the best net price and execution of its orders, provided that to the extent the execution and price available from more than one broker, dealer or other such person are believed to be comparable, the Sub-Adviser may, at its discretion but subject to applicable law, select the executing broker, dealer or such other person on the basis of the Sub-Adviser’s opinion of the reliability and quality of such broker, dealer or such other person; broker or dealers selected by the Sub-Adviser for the purchase and sale of securities or other investment instruments for the Sub-Advised Assets may include brokers or dealers affiliated with the Sub-Adviser, provided such orders comply with Rules 17e-1 and 10f-3 under the 1940 Act and the Trust’s Rule 17e-1 and Rule 10f-3 Procedures, respectively, in all respects, or any other applicable exemptive rules or orders applicable to the Sub-Adviser. Notwithstanding the foregoing, the Sub-Adviser will not effect any transaction with a broker or dealer that is an “affiliated person” (as defined under the 1940 Act) of the Sub-Adviser or the Adviser without the prior approval of the Adviser. The Adviser shall provide the Sub-Adviser with a list of brokers or dealers that are affiliated persons of the Adviser.
(c)	The Sub-Adviser acknowledges that the Adviser and the Trust may rely on Rules 17a-7, 17a-10, 10f-3 and 17e-1 under the 1940 Act, and the Sub-Adviser hereby agrees that it shall not consult with any other investment adviser to the Trust with respect to transactions in securities for the Sub-Advised Assets or any other transactions in the

Trust’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.
(d)	The Sub-Adviser has provided the Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”). The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s Chief Compliance Officer (“Trust CCO”) or his or her delegatee promptly (and in no event more than 10 business days) the following:
(i)	a report of any material changes to the Sub-Adviser Compliance Policies;

(ii)	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

(iii)	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

(iv)	an annual (or more frequently as the Trust CCO may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii).
(e)	The Sub-Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as other fiduciary or agency accounts managed by the Sub-Adviser, aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best overall terms available and execution with respect to common and preferred stocks and the best net price and execution with respect to other securities. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be most fair and equitable over time to the Fund and to its other accounts.

(f)	The Sub-Adviser, in connection with its rights and duties with respect to the Fund and the Trust shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(g)	The services of the Sub-Adviser hereunder are not deemed exclusive and the Sub-Adviser shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby. The Sub-Adviser will waive enforcement of any non-compete agreement or other agreement or arrangement to which it is currently a party that restricts, limits, or otherwise interferes with the ability of the Adviser to employ or engage any person or entity to provide investment advisory or other services and will transmit to any person or entity notice of such waiver as may be required to give effect to this provision; and the Sub-Adviser will not become a party to any non-compete agreement or any other agreement, arrangement, or understanding that would restrict, limit, or otherwise interfere with the ability of the

Adviser and the Trust or any of their affiliates to employ or engage any person or organization, now or in the future, to manage the Fund or any other assets managed by the Adviser.
(h)	The Sub-Adviser shall furnish the Adviser weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Sub-Advised Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon, and agrees to review the Sub-Advised Assets with the Adviser and discuss the management of them. The Sub-Adviser shall promptly respond to requests by the Adviser and the Trust CCO or their delegatees for copies of the pertinent books and records maintained by the Sub-Adviser relating directly to the Fund. The Sub-Adviser shall also provide the Adviser with such other information and reports, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board.

(i)	Unless otherwise instructed by the Adviser, the Sub-Adviser shall not have the power, discretion or responsibility to vote any proxies in connection with securities in which the Sub-Advised Assets may be invested, and the Adviser shall retain such responsibility.

(j)	The Sub-Adviser shall cooperate promptly and fully with the Adviser and/or the Trust in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Trust, the Fund or the Adviser brought by any governmental or regulatory authorities. The Sub-Adviser shall provide the Trust CCO or his or her delegatee with notice within a reasonable period of any deficiencies or other issues identified by the United States Securities and Exchange Commission (“SEC”) in an examination or otherwise that relate to or that may affect the Sub-Adviser’s responsibilities with respect to the Fund.

(k)	The Sub-Adviser shall be responsible for the preparation and filing of Schedule 13G and Form 13F on behalf of the Sub-Advised Assets. The Sub-Adviser shall not be responsible for the preparation or filing of any other reports required on behalf of the Sub-Advised Assets, except as may be expressly agreed to in writing.

(l)	The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Sub-Advised Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(m)	The Sub-Adviser shall promptly notify the Adviser of any financial condition that is likely to impair the Sub-Adviser’s ability to fulfill its commitments under this Agreement.
3.	Representations and Warranties of the Parties
(a)	The Sub-Adviser represents and warrants to the Adviser as follows:

(i)	The Sub-Adviser is a registered investment adviser under the Advisers Act;

(ii)	The Form ADV that the Sub-Adviser has previously provided to the Adviser is a true and complete copy of the form as currently filed with the SEC, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. The Sub-Adviser will promptly provide the Adviser and the Trust with a complete copy of all subsequent amendments to its Form ADV;

(iii)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage; and

(iv)	This Agreement has been duly authorized and executed by the Sub-Adviser.
(b)	The Adviser represents and warrants to the Sub-Adviser as follows:
(i)	The Adviser is registered under the Advisers Act; and

(ii)	The Adviser and the Trust has duly authorized the execution of this Agreement by the Adviser.
4.	Obligations of the Adviser.
(a)	The Adviser shall provide (or cause the Fund’s Custodian (as defined in Section 5 hereof, the Fund’s accountant and the Fund’s distributor) to provide) timely information to the Sub-Adviser regarding such matters as the composition of the Sub-Advised Assets, cash requirements and cash available for investment in the Sub-Advised Assets, and all other information as may be reasonably necessary for the Sub-Adviser to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Sub-Adviser with a copy of the prospectus and statement of additional information of the Fund and it agrees during the continuance of this Agreement to furnish the Sub-Adviser copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Sub-Adviser with copies of any financial statements or reports made by the Fund to its shareholders, and any further materials or information that the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.
5.	Custodian. The Adviser shall provide the Sub-Adviser with a copy of the Fund’s agreement with the custodian designated to hold the assets of the Fund (the “Custodian”) and any material modifications thereto (the “Custody Agreement”) that may affect the Sub-Adviser’s duties, copies of such modifications to be provided to the Sub-Adviser reasonably in advance of the effectiveness of such modifications. The Sub-Advised Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Sub-Adviser shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Sub-Adviser properly authorized to give such instruction under the Custody Agreement. Any assets added to the Fund shall be delivered directly to the Custodian.

6.	Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Sub-Adviser’s name in the offering and marketing of the Fund, and agree to furnish the Sub-Adviser, for its prior approval at its principal office all prospectuses, brochures, advertisements, promotional materials, web-based information, proxy statements shareholder reports and other similar informational materials that are to be made available to shareholders of the Fund or to the public and that refer to the Sub-Adviser in any way. The Sub-Adviser agrees that the Adviser may request that the Sub-Adviser approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Sub-Adviser shall not use the Adviser’s name or the Trust’s name without the prior consent of the Adviser.
7.	Expenses. During the Term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with the performance of its duties under paragraph 2 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the securities or other investment instruments purchased or sold for the Fund.

8.	Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

9.	Independent Contractor Status. The Sub-Adviser shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized, have no authority to act for or represent the Trust or the Adviser in any way or otherwise be deemed an agent of the Fund or the Adviser.

10.	Liability and Indemnification.
(a)	Liability. The duties of the Sub-Adviser shall be confined to those expressly set forth herein with respect to the Sub-Advised Assets. The Sub-Adviser shall not be liable for any loss arising out of any portfolio investment or disposition hereunder, except a loss directly resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The Sub-Adviser shall have no liability for any indirect, incidental, consequential, special, exemplary or punitive damages even if the Sub-Adviser has been advised of the possibility of such damages. Furthermore, under no circumstances shall the Sub-Adviser be liable for any loss arising out of any act or omission taken by another sub-adviser, or any other third party, in respect of any portion of the Trust’s assets not managed by the Sub-Adviser pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to relieve the Sub-Adviser of any liability it would otherwise have under applicable federal securities laws.
(b)	Indemnification.
(i)	The Sub-Adviser shall indemnify the Adviser, the Trust and the Fund, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Trust or the Fund and their respective affiliates and controlling persons may sustain as a result of the Sub-Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the either of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.
(ii)	The Adviser shall indemnify the Sub-Adviser, its affiliates and its controlling persons (the “Sub-Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.
11.	Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and:
(a)	unless otherwise terminated, this Agreement shall continue in effect until August, 2009, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Sub-Adviser either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Advisory Agreement; and

(d)	this Agreement may be terminated by the Sub-Adviser on 60 days’ written notice to the Adviser and the Trust, or by the Adviser immediately upon notice to the Sub-Adviser.
Termination of this Agreement pursuant to this Section 11 shall be without the payment of any penalty.
12.	Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Sub-Adviser, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust, either of the Adviser, or the Sub-Adviser, cast in person at a meeting called for the purpose of voting on such approval.

13.	Assignment. The Sub-Adviser may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Sub-Adviser shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Trust and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Sub-Advisory Agreement with the Sub-Adviser, and (c) prepare, file, and deliver any disclosure document to the Fund’s shareholders as may be required by applicable law.
14.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors (subject to paragraph 11(c) hereof) and, to the extent provided in paragraph 10 hereof, each Sub-Adviser and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

15.	Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

16.	Confidentiality. Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including without limitation portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the Custodian, and such persons as the Adviser may designate in connection with the Sub-Advised Assets.

17.	Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

For:	FocusShares LLC
210 Summit Avenue Suite C-11
Montvale, NJ 07645
Attn: Erik Liik

For:	Northern Trust Investments, N.A.
65 East 55th Street, 24th Floor
New York, NY 10022
Attn: Peter K. Ewing

For:	FocusShares Trust
210 Summit Avenue Suite C-11
Montvale, NJ 07645
Attn. Michael Voskian
18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois, or any applicable provisions of the Investment Company Act. To the extent that the laws of the State of Illinois, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, the Investment Company Act shall control.

20.	Severability and Survival. Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Section 10 shall survive the termination of this Agreement.
FOCUSSHARES LLC

By:	/s/ Erik Liik

Name:	Erik Liik
Title:	CEO and President
NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Michael Vardas

Name:	Michael Vardas
Title:

Appendix A
Sub-Advisory Fees
As full compensation for the services and the expenses assumed by the Sub-Adviser pursuant to this Agreement, the Adviser shall pay the Sub-Adviser a fee at the annual rate of 0.06% annually, payable monthly in arrears based on the average daily AUM of each FocusShares ETF.
The Minimum Annual Fee shall be $65,000 per FocusShares ETF, payable monthly in arrears.
Waiver of Minimum: 100% of the minimum fee owed the first month, 83.33% of amount owed the second month, 66.66% of the amount owed the third and so forth until, after lapse of the sixth month, the full amount of the minimum fee owing and to be paid each month shall equal $5,416.67 per FocusShares ETF.
Such compensation will be computed based on net assets on each day and will be payable monthly in arrears.